Exhibit (d)2(r)

AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

For AllianceBernstein Mid Cap Value Portfolio

THIS AMENDMENT is made effective as of the 2nd day of August, 2007, by and among AllianceBernstein L.P. (formerly known as Alliance Capital Management L.P.) (hereinafter, the “Sub-Adviser”), Mason Street Advisors, LLC, (hereinafter, the “Adviser”) and Northwestern Mutual Series Fund, Inc. (hereinafter, the “Fund”).

WHEREAS, the Sub-Adviser, the Adviser and the Fund are parties to that certain Investment Sub-Advisory Agreement dated May 1, 2003 (the “Agreement”) relating to the AllianceBernstein Mid Cap Value Portfolio of the Fund (the “Portfolio”); and

WHEREAS, the Sub-Adviser, the Adviser and the Fund desire to amend the Agreement for the limited purpose of including the contractual limitations required by Rules 10f-3, 12d3-1 and 17a-10 under the Investment Company Act of 1940, as amended, for the Fund to have the ability to enter into certain transactions with the Sub-Adviser and/or its affiliates, as permitted by such Rules.

NOW, THEREFORE, in consideration of the foregoing Recitals, the parties hereto agree as follows:

1. Amendment. The following new Section 2(g) shall be added to the Agreement, as follows:

“(g) The Sub-Adviser is hereby prohibited from consulting with any other sub-advisers of the Portfolio, other sub-advisers to another portfolio of the Fund, or other sub-advisers to a portfolio under common control with the Portfolio concerning transactions of the Portfolio in securities or other assets.”

2. No Other Changes. In all other respects, the Agreement is confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

MASON STREET ADVISORS, LLC

By:
Mark G. Doll, President

ALLIANCEBERNSTEIN L.P.,

By:	AllianceBernstein Corporation, its general partner

By:
Title:

Accepted and Agreed to by:

NORTHWESTERN MUTUAL SERIES FUND, INC. on behalf of AllianceBernstein Mid Cap Value Portfolio

By:
Mark G. Doll, President